Exhibit 3.1

EVERGY, INC.
AMENDED AND RESTATED BY-LAWS
AS OF FEBRUARY 28, 2020

i

EVERGY, INC.
AMENDED AND RESTATED BY-LAWS
ARTICLE I
Offices
Section 1.    The location of the registered office and the name of the registered agent of the Company in the State of Missouri shall be as stated in the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) or as determined from time to time by the Board of Directors and on file in the appropriate public offices of the State of Missouri pursuant to applicable provisions of law.
Section 2.    The Company also may have offices at such other places either within or without the State of Missouri as the Board of Directors may from time to time determine or the business of the Company may require.
ARTICLE II
Shareholders
Section 1.
(a)    All meetings of the shareholders shall be held at such place within or without the State of Missouri as may be selected by the Board of Directors or Executive Committee, but if the Board of Directors or Executive Committee shall fail to designate a place for said meeting to be held, then the same shall be held at the principal place of business of the Company.
(b)    If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, shareholders and proxyholders not physically present at a meeting of shareholders may, by means of remote communication:

(i)	Participate in a meeting of shareholders; and

(ii)	Be deemed present in person and vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that:

a.	The Company shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder;

b.
The Company shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

c.	If any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.
Section 2.    The Board of Directors may, to the extent not prohibited by applicable law, adopt by resolution such rules, regulations, and procedures for the conduct of any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations, and procedures, the presiding officer for any meeting of shareholders, as designated in accordance with Article II, Section 10 (the “Presiding Officer”), may prescribe such rules, regulations, and procedures and do all such acts as, in the judgment of the Presiding Officer, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board or prescribed by the Presiding Officer, may, to the extent not prohibited by applicable law, include, without limitation, the following: (i) the establishment of an agenda for the meeting and the order for the consideration of the items of business on such agenda; (ii) taking such actions as are necessary or appropriate to maintain order, decorum, safety, and security at the meeting; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Company, their duly authorized proxies, and such other persons as shall be determined by the Presiding Officer and, as a condition to permitting any person to attend or participate at the meeting, requiring such person to provide the Presiding Officer with evidence of his or her name and affiliation, whether he or she is a shareholder or a proxy for a shareholder, and the class and series and number of shares of each class and series of capital stock of the Company which are owned beneficially and/or of record by such shareholder; (iv) restrictions on entry to the meeting after a specified time; (v) limitations on the time allotted to questions or comments by participants; (vi) removing any shareholder who refuses to comply with meeting procedures, rules, or guidelines as established by the Presiding Officer; (vii) complying with any state and local laws and regulations concerning safety and security; (viii) restricting use of audio or video recording devices at the meeting; and (ix) taking such other action as, in the discretion of the meeting’s Presiding Officer, is deemed necessary, appropriate or convenient for the proper conduct of the meeting. Unless otherwise determined by the Board or the Presiding Officer, meetings of shareholders shall not be required to be held in accordance with any rules of parliamentary procedure. An annual meeting of the shareholders shall be held on the first Tuesday of May in each year, if not a legal holiday, and if a legal holiday, then on the first succeeding business day which is not a legal holiday, at 10 a.m. Central Time; provided, however, the day fixed for such meeting in any year may be changed, by resolution of the Board of Directors, to such other day and time as the Board of Directors may deem to be desirable or appropriate, subject to any limitations of applicable law. The purpose of the annual meeting shall be to elect directors of the Company nominated in accordance with these By-laws and to transact such other business as may properly be brought before the meeting in accordance with these By-laws, the Articles of Incorporation, and applicable law.
Section 3.    Unless otherwise expressly provided in the Articles of Incorporation of the Company with respect to Preference Stock, special meetings of the shareholders may only be called by the Chairman of the Board, by the Chief Executive Officer, by the President or at the request in writing (which shall include a request received by electronic transmission) of a majority of the Board of Directors. Special meetings of shareholders of the Company may not be called by any other person or persons. Only such business shall be conducted at a special meeting of shareholders as shall have been specifically brought before the meeting pursuant to the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the person authorized to call the special meeting in accordance with these By-laws.
Section 4.    Written or printed notice of each meeting of the shareholders, annual or special, shall be given in the manner provided in the corporation laws of the State of Missouri. Written notice shall include, but not be limited to, notice by electronic transmission which means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient. In case of a call for any special meeting, the notice shall state the time, place and purpose of such meeting.
Any notice of a shareholders’ meeting sent by mail shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid addressed to the shareholder at his or her address as it appears on the records of the Company.
Section 5.    Attendance of a shareholder at any meeting, whether in person or by means of remote communication, shall constitute a waiver of notice of such meeting except where a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.
Section 6.    At least ten (10) calendar days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order with the address of and the number of shares held by each, shall be prepared by the officer having charge of the transfer book for shares of the Company. Such list, for a period of ten (10) calendar days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Missouri, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of shareholders. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at any such meeting.
Section 7.    Each outstanding share entitled to vote under the provisions of the Articles of Incorporation of the Company shall be entitled to one vote on each matter submitted at a meeting of the shareholders. A shareholder may vote either in person or by proxy in the manner provided in the corporation laws of the State of Missouri, including by means of electronic transmission or by telephone. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
At any election of directors of the Company, no shareholder shall be entitled to cumulative voting rights in any election of directors and each holder of outstanding shares of any class entitled to vote thereat, either in person or by proxy, shall only be entitled to cast for each director nominee such number of votes as shall equal the number of shares of such class held.

Section 8.    At any meeting of shareholders, a majority of the outstanding shares entitled to vote represented in person, by means of remote connection or by proxy shall constitute a quorum for the transaction of business, except as otherwise provided by applicable law or by the Articles of Incorporation or by these By-laws. The Board of Directors, the Presiding Officer for the meeting or the holders of a majority of the shares represented in person or by proxy and entitled to vote at any meeting of the shareholders shall have the right successively to adjourn the meeting to a specified date not longer than ninety (90) calendar days after any such adjournment, whether or not a quorum be present. The time and place to which any such adjournment is taken shall be publicly announced at the meeting, and no notice need be given of any such adjournment to shareholders not present at the meeting. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.
Section 9.
(a)    The vote for directors and the vote on any other question that has been properly brought before the meeting in accordance with these By-laws shall be by ballot. Each ballot cast by a shareholder must state the name of the shareholder voting and the number of shares voted by him and if such ballot be cast by a proxy, it must also state the name of such proxy. All matters, other than the election of directors, shall be decided by the affirmative vote of a majority of shares represented in person or by proxy at a meeting and entitled to vote on the matter, unless the matter is one on which by express provision of the statutes or of the Articles of Incorporation or of these By-laws a different vote is required, in which case such express provision shall govern and control the decision of such matter.
(b)    Except as provided in Article III, Section 3, of these By-laws with respect to the filling of vacancies that occur from time to time on the Board of Directors, a nominee for director shall be elected to the Board of Directors by the vote of the majority of the votes cast by shareholders with respect to that director’s election at any meeting of shareholders for the election of directors. For purposes of this Section 9(b), a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election. Votes cast shall include a shareholder’s direction to withhold authority in each case and shall exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, directors shall be elected by a plurality of the votes cast (and not by majority vote) at any meeting of shareholders where the election of directors is a Contested Election (as defined below). For purposes of these By-laws, an election of directors shall be considered a “Contested Election” if (i) the number of nominees standing for election at any meeting of shareholders exceeds the number of directors to be elected at such meeting, with the determination that an election is “contested” to be made by the Secretary of the Company, based on whether one or more notices of nomination, purporting to be in compliance with Article II, Section 13(b) or Article II, Section 14, of these By-laws, were received by the Secretary of the Company (provided that the determination that an election is a “Contested Election” shall not prejudice the ability of the Company to challenge whether a notice of nomination has been submitted in accordance with Article II, Section 13(b) or Article II, Section 14 of these By-laws, as applicable), and (ii) such notice of nomination or notices of nomination have not been withdrawn on or prior to the tenth (10th) calendar day preceding the date the Company files with the Securities and Exchange Commission (“SEC”) its initial definitive proxy statement relating to such meeting of shareholders such that the number of candidates for election as director no longer exceeds the number of directors to be elected at such meeting (regardless of whether or not such proxy statement is thereafter revised or supplemented). If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.
(c)    Each person who is nominated to stand for election as director, whether such nomination is proposed by the Company or a shareholder, including, without limitation, pursuant to Article II, Section 13(b) or Article II, Section 14, of these By-laws, shall, as a condition to such nomination, tender an irrevocable and executed letter of resignation in advance of the meeting for the election of directors. If a nominee for director is not elected and the nominee is an incumbent director, the Board’s Nominating, Governance, and Corporate Responsibility Committee (the “Nominating and Governance Committee”) will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and shall cause its decision regarding the tendered resignation and the rationale behind the decision to be Publicly Disclosed within ninety (90) calendar days from the date of the certification of the director election results. The Nominating and Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that they consider appropriate and relevant. The director whose tender of resignation is being considered will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her tender of resignation, but may participate in the recommendation or the decision regarding another director’s tender of resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected and qualified, or his or her earlier resignation or removal.
(d)    If a director’s resignation is accepted by the Board of Directors pursuant to these By-laws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may either (1) fill the resulting vacancy pursuant to the provisions of Article III, Section 3, of these By-laws, or (2) decrease the size of the Board of Directors pursuant to the provisions of Article III, Section 2, of these By-laws.
Section 10.    The Chairman of the Board, or in his or her absence the Chief Executive Officer, the President or any Vice President of the Company, shall convene all meetings of the shareholders. The Presiding Officer for a meeting of shareholders shall be such person as the Board of Directors may designate to preside over the meeting, or in the absence of such a person being otherwise designated, the Chairman of the Board of Directors shall serve as the Presiding Officer, or if none or in the Chairman of the Board of Directors’ absence or inability to act as the Presiding Officer, the Chief Executive Officer, or if none or in the Chief Executive Officer’s absence or inability to act as the Presiding Officer, the President, or if none or in the President’s absence or inability to act as the Presiding Officer, a Vice President, or, if none of the foregoing is present or able to act as the Presiding Officer, by a Presiding Officer to be chosen by the holders of a majority of the shares who are present in person or by proxy at the meeting and entitled to vote thereat.

The Secretary of the Company shall act as secretary of all meetings of shareholders. In the absence of the Secretary at any meeting of shareholders, the President or acting chairman may appoint any person to act as secretary of the meeting.
Section 11.    At any meeting of shareholders where a vote by ballot is taken for the election of directors or on any proposition, the person presiding at such meeting shall appoint not less than two persons, who are not directors, as inspectors to receive and canvass the votes given at such meeting and certify the result to him. Subject to any statutory requirements which may be applicable, all questions touching upon the qualification of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the inspectors. In case of a tie vote by the inspectors on any question, the Presiding Officer for the meeting shall decide the issue.
Section 12.    Unless otherwise provided by statute or by the Articles of Incorporation, any action required to be taken by shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.
Section 13.    Notice of Shareholder Business and Nominations.
(a)    Business Brought Before an Annual Meeting.
(1)    At an annual meeting of shareholders, only such business shall be conducted that is properly brought before the meeting. Except for shareholder proposals properly submitted to the Company in accordance with Rule 14a-8 under the Exchange Act (as defined in Section 13(d)) and included in the Company’s notice of meeting, which are addressed in Section 13(a)(5), to be properly brought before an annual meeting, business must be (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the meeting by a shareholder who: (A) was a shareholder of record at the time of giving the notice provided for in this Section 13(a) and on the record date for the determination of shareholders entitled to vote at the annual meeting, (B) is entitled to vote at the meeting, and (C) complied with all of the notice procedures set forth in this Section 13(a) as to such business. The foregoing clause (iii) shall be the exclusive means for a shareholder to propose business outside of Rule 14a-8 under the Exchange Act and intended to be brought before an annual meeting of the shareholders. Shareholders seeking to nominate persons for election to the Board of Directors must comply with the notice procedures set forth in Article II, Section 13(b) of these By-laws and, in addition thereto, for those Eligible Shareholders (as defined in Article II, Section 14(d)) intending to include director nominees in the Company’s proxy materials, the notice procedures set forth in Article II, Section 14 of these By-laws, and this Section 13(a) shall not be applicable to director nominations except as expressly provided therein.
(2)    Without qualification, for business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 13, the shareholder must have given Timely Notice (as defined in Section 13(d)) thereof in writing to the Secretary of the Company and any such proposed business must constitute a proper matter for shareholder action under these By-laws, the Articles of Incorporation, and applicable law. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
(3)    Such shareholder’s notice for the annual meeting shall set forth:

(i)
(A) the name and address of the shareholder providing the notice, as they appear on the Company’s books, and of the other Proposing Persons (as defined in Section 13(d)), (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record, and the class and number of shares beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by each Proposing Person, except that any such Proposing Person shall be deemed to beneficially own any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, and (C) a representation that each Proposing Person will notify the Company in writing of the class and number of shares owned of record, and of the class and number of shares owned beneficially, in each case, as of the record date for the meeting;

(ii)
as to each Proposing Person: (A) any Derivative Instruments (as defined in Section 13(d)) that are, directly or indirectly, owned or held by such Proposing Person; (B) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person, directly or indirectly, has or shares a right to vote any shares of any class or series of the Company; (C) any Short Interests (as defined in Section 13(d)), that are held directly or indirectly by such Proposing Person; (D) any rights to dividends on the shares of any class or series of the Company owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company; (E) any performance-related fees (other than an asset based fee) that such Proposing Person is entitled to receive based on any increase or decrease in the price or value of shares of any class or series of the Company, Derivative Instruments or Short Interests, if any, including, without limitation, any such interests held by persons sharing the same household as such Proposing Person; and (F) any plans or proposals that the Proposing Person may have that relate to or may result in the acquisition or disposition of securities of the Company, an extraordinary corporate transaction (such as the sale of a material amount of assets of the Company or any of its subsidiaries, a merger, reorganization or liquidation) involving the Company or any of its subsidiaries, any change in the Board of Directors or management of the Company (including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board of Directors), any material change in the present capitalization or dividend policy of the Company, any change in the Company’s Articles of Incorporation or By-laws, causing a class of securities of the Company to be delisted from a national securities exchange or any other material change in the Company’s business or corporate structure or any action similar to those listed above;

(iii)
as to each matter proposed to be brought by any Proposing Person before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any material interest of such Proposing Person in such business and (B) a reasonably detailed description of all agreements, arrangements, understandings or relationships between or among any of the Proposing Persons and/or any other persons or entities (including their names) in connection with the proposal of such business by such Proposing Person; and

(iv)
any other information relating to (A) each matter proposed to be brought by any Proposing Person, and (B) any Proposing Person, in each case, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the contested solicitations of proxies for approval of the proposal pursuant to Section 14 of the Exchange Act and/or the rules and regulations promulgated thereunder.

(4)    A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13(a) shall be true and correct as of the record date for the meeting and as of the date of the meeting or any adjournment or postponement thereof, as the case may be, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than five (5) business days after the later of the record date for the meeting or the date notice of such record date is first Publicly Disclosed (in the case of the update and supplement required to be made as of the record date), and as promptly as practicable (in the case of any update or supplement required to be made after the record date). For the avoidance of doubt, any such updates or supplements do not cause a notice that was not true and correct when first delivered to the Company to thereafter be in proper form in accordance with this Section 13(a).
(5)    This Section 13(a) is expressly intended to apply to any business proposed to be brought before an annual meeting, regardless of whether or not such proposal is made by means of an independently financed proxy solicitation. In addition to the foregoing provisions of this Section 13(a), each Proposing Person shall also comply with all applicable requirements of the Exchange Act and other applicable law with respect to the matters set forth in this Section 13(a). Notwithstanding anything in this Section 13 to the contrary, this Section 13 shall not be deemed to affect (i) the rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and, if required by such rule to be included in the Company’s proxy statement, to include a description of such proposal in the notice of meeting and to be submitted for a shareholder vote at the applicable meeting, or (ii) the rights of the holders of any series of Preferred Stock if and to the extent provided under applicable law, the Articles of Incorporation or these By-laws.

(6)    In the event Timely Notice is given pursuant to Section 13(a)(2) and the business described therein is not disqualified pursuant to this Section 13(a), such business may be presented by, and only by, the shareholder who shall have given the notice required by this Section 13(a), or a representative of such shareholder who is qualified under the law of the State of Missouri to present the proposal on the shareholder’s behalf at the meeting.
(7)    Notwithstanding anything in these By-laws to the contrary: (i) no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 13(a) or, subject to Section 13(a)(1) or Section 13(a)(5), as permitted under Rule 14a-8 under the Exchange Act (other than the nomination of a person for election as a director, which is governed by Article II, Section 13(b) and, in addition thereto, for those Eligible Shareholders (as defined in Article II, Section 14(d)) intending to include director nominees in the Company’s proxy materials, Article II, Section 14), and (ii) unless otherwise required by law, if a Proposing Person intending to propose business at an annual meeting pursuant to Section 13(a)(1)(iii) does not provide the information required under Section 13(a)(2)-(4) within the periods specified therein, or the shareholder who shall have given the notice required by Section 13(a) (or a qualified representative of the shareholder) does not appear at the meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company. The chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 13(a) and any such business not properly brought before the meeting shall not be transacted. The requirements of this Section 13(a) are included to provide the Company and the Board of Directors notice of a shareholder’s intention to bring business before an annual meeting and shall in no event be construed as imposing upon any shareholder the requirement to seek approval from the Company as a condition precedent to bringing any such business before an annual meeting.
(b)    Nominations of Directors.
(1)    Nominations of persons for election to the Board of Directors at an annual meeting or special meeting (but only if the Board of Directors has first determined that directors are to be elected at such special meeting) may be made at such meeting (i) by or at the direction of the Board of Directors (or a duly authorized committee thereof), or (ii) by any shareholder who: (A) was a shareholder of record at the time of giving the notice provided for in this Section 13(b) and on the record for determination of shareholders entitled to vote at the meeting; (B) is entitled to vote at the meeting; and (C) complied with the notice procedures set forth in this Section 13(b) as to such nomination. Section 13(b)(1)(ii) of these By-laws shall be the exclusive means for a shareholder to propose any nomination of a person or persons for election to the Board of Directors to be considered by the shareholders at an annual meeting or special meeting.
(2)    Without qualification, for nominations to be made at an annual meeting by a shareholder, the shareholder must (i) provide Timely Notice (as defined in Section 13(d)) in writing and in proper form to the Secretary of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 13(b). Without qualification, if the Board of Directors has first determined that directors are to be elected at a special meeting, then for nominations to be made at a special meeting by a shareholder, the shareholder must (i) provide notice thereof in writing and in proper form to the Secretary of the

Company at the principal executive offices of the Company not earlier than the one hundred twentieth (120th) calendar day prior to such special meeting and not later than the ninetieth (90th) calendar day prior to such special meeting or, if later, the tenth (10th) calendar day following the day on which the date of such special meeting was first Publicly Disclosed and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 13(b). In no event shall any adjournment or postponement of an annual meeting or special meeting, or the Public Disclosure thereof, commence a new time period for the giving of a shareholder notice as described above.
(3)    To be in proper form for purposes of this Section 13(b), a shareholder’s notice to the Secretary pursuant to this Section 13(b) must set forth:

(i)
(A) the name and address of Proposing Person providing the notice, as they appear on the Company’s books, and of the other Proposing Persons, (B) any Material Ownership Interests (as defined in Section 13(d)) of each Proposing Person, as well as the information set forth in Section 13(a)(3)(ii), clause (F) regarding each Proposing Person and (C) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and/or the rules and regulations promulgated thereunder; and

(ii)
as to each person whom the shareholder proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 13(b) if such proposed nominee were a Proposing Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and/or the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named in the proxy statement as a nominee, if applicable, and to serving as a director if elected), (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, and any other persons Acting in Concert with such nominee, affiliates, associates and other person, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and a representation that each Proposing Person will notify the Company in writing of any such relationships, arrangements, agreements or understandings as of the record date for the meeting, promptly following the later of such record date or the date the notice of such record date is first Publicly Disclosed, (D) a completed and signed questionnaire, representation and agreement as provided in Section 13(b)(7), and (E) an irrevocable and executed letter of resignation as a director of the Company, effective immediately upon (I) such person’s failure to receive, in accordance with Article II, Section 9(b) of these By-laws, the required vote for re-election at the next meeting of shareholders at which such person would face re-election, and (II) acceptance of such resignation by the Board.
(4)    The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such nominee.
(5)    A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13(b) shall be true and correct as of the record date for the meeting and as of the date of the meeting or any adjournment or postponement thereof, as the case may be, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than five (5) business days after the later of the record date for the meeting or the date notice of such record date is first Publicly Disclosed (in the case of the update and supplement required to be made as of the record date), and as promptly as practicable in the case of any update or supplement required to be made after the record date. For the avoidance of doubt, any such updates or supplements do not cause a notice that was not true and correct when first delivered to the Company to thereafter be in proper form in accordance with this Section 13(b).
(6)    Notwithstanding anything in the Timely Notice requirement in the first sentence of Section 13(b)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the preceding year’s annual meeting of shareholders, a shareholder’s notice required by this Section 13(b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such nominees or increased size was first Publicly Disclosed by the Company.
(7)    To be eligible to be a shareholder proposed nominee for election as a director of the Company, a person must deliver (in accordance with the time periods prescribed by delivery of notice under this Section 13(b) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any Voting Commitment (as defined in Section

13(d) that has not been disclosed therein, or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement, or understanding, written or oral, formal or informal, with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity, if elected as a director of the Company, will comply with applicable Publicly Disclosed code of ethics and/or business conduct, corporate governance, conflict of interest, confidentiality, public disclosure, and stock ownership, hedging, pledging, and trading policies and guidelines of the Company applicable to the Company’s directors.
(8)    In addition to the foregoing provisions of this Section 13(b), each Proposing Person shall also comply with all applicable requirements of the Exchange Act and other applicable law with respect to the matters set forth in this Section 13.
(9)    Only such persons who are nominated in accordance with the procedures set forth in this Section 13(b) or Article II, Section 14 shall be eligible to serve as directors. Except as otherwise provided by applicable law, the Articles of Incorporation or these By-laws, the Presiding Officer for the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 13(b) and, if any proposed nomination is not in compliance with this Section 13(b), to declare that such defective nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.
(10)    A shareholder that nominates an individual for election as a director at an annual meeting of shareholders for inclusion in the Company’s proxy statement pursuant to Section 14 of Article II, must comply with the provisions of this Section 13(b) as well as the provisions of Section 14 of Article II.
(c)    Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (1) by or at the direction of the Board of Directors, or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Company who is a shareholder of record at the time the notice provided for in this Section 13 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and upon such election and who complies with the notice procedure set forth in this Section 13. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by paragraph (b)(2) of this Section 13 shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to such special meeting or the tenth (10th) calendar day following the day on which the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first Publicly Disclosed by the Company. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) of the giving of a shareholder’s notice as described above.
(d)    Definitions. For purposes of Section 13, of these By-laws, the following terms have the meanings specified or referred to below:
(1)    “Acting in Concert” means a person will be deemed “Acting in Concert” with another person for purposes of these By-laws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes, and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person that is Acting in Concert with another person shall also be deemed to be Acting in Concert with any third party who is also Acting in Concert with the other person.
(2)    “Derivative Instruments” shall mean (i) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise, conversion or exchange privilege or settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the price or value or volatility of any class or series of shares of the Company, or (ii) any derivative, swap or other transaction, right or instrument or series of transactions, rights or instruments engaged in, directly or indirectly, by any Proposing Person the purpose or effect of which is to give such Proposing Person economic risks or rights similar to ownership of shares of any class or series of the Company, including, due to the fact that the value of such derivative, swap or other transaction, right or instrument is determined by reference to the price or value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transaction, right or instrument provides, directly or indirectly, the opportunity to profit from any increase or decrease in the price or value or volatility of any shares of any class or series of the Company, in each case whether or not such derivative, swap, security, instrument, right or other transaction or instrument, (A) conveys any voting rights in such shares to any Proposing Person, or is required to be, or is capable of being, settled through delivery of such shares, or (B) any Proposing Person may have entered into other transactions or arrangements that hedge or mitigate the economic effect of such derivative, swap, security, instrument or other right or transaction related to any of the foregoing.
(3)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(4)    “Material Ownership Interests” shall mean the disclosures to be made pursuant to Section 13(a)(3)(i), clauses (B) and (C), and pursuant to Section 13(a)(3)(ii), clauses (A) through (E).
(5)    “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an annual meeting or the shareholder providing notice of the nomination of a director, (ii) such beneficial owner, if different, on whose behalf the business proposed to be brought before the annual meeting, or on whose behalf the notice of the nomination of the director, is made, (iii) any affiliate or associate of such shareholder or beneficial owner (the terms “affiliate” and “associate” are defined in Rule 12b-2 under the Exchange Act), and (iv) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.
(6)    “Publicly Disclosed” or its corollary “Public Disclosure” shall mean disclosure of the information (i) in a press release issued by the Company and disseminated by a national news or press release dissemination service, (ii) in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act, or (iii) pursuant to another method reasonably intended by the Company to achieve broad-based dissemination of such information.
(7)    “Short Interests” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by any Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk of shares of any class or series of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company.
(8)    “Timely Notice” shall mean a shareholder’s notice to the Secretary of the Company not less than sixty (60) calendar days nor more than ninety (90) calendar days prior to the date of the annual meeting of shareholders that is Publicly Disclosed by the Company; provided, however, that in the event that less than seventy (70) calendar days’ notice or prior Public Disclosure of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) calendar day following the earlier of (i) the day on which such notice of the date of the annual meeting was first mailed by the Company, or (ii) the day that such Public Disclosure of the date of the annual meeting was first made by the Company.
(9)    “Voting Commitment” shall mean any agreement, arrangement or understanding, written or oral, formal or informal, with any person or entity as to how such nominee, if elected as a director of the Company, will act or vote on any issue or question.
Section 14.    Shareholder Nominations Included in the Company’s Proxy Materials.
(a)    Subject to the provisions of this Section 14, if the Company receives a notice from an Eligible Shareholder (as defined in paragraph (d) of this Section 14) that complies with the requirements of both Section 13(b) of Article II and this Section 14, and the Eligible Shareholder expressly elects in the notice to have its nominee (the “Shareholder Nominee”) included in the Company’s proxy materials pursuant to this Section 14, the Company shall include in its proxy statement for any annual meeting of shareholders:
(1)    the name of any Shareholder Nominee identified in the notice;
(2)    information concerning the Shareholder Nominee and the Eligible Shareholder that the Company determines is required to be disclosed pursuant to applicable laws or regulations;
(3)    if the Eligible Shareholder so elects, a Statement; and
(4)    any other information that the Company or the Board of Directors determines, in their discretion, to include in the proxy statement, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 14.
(b)    The name of any Shareholder Nominee included in a proxy statement shall be included on any corresponding ballot and form of proxy (or other format through which the Company permits proxies to be submitted) distributed by the Company.
(c)    The Company is not required to include in a proxy statement any Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this Section 14, but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board nominees) that exceed twenty-five percent (25%) of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to Section 13(b) (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below twenty-five percent (25%) (the “Permitted Number”); provided, however, that the Permitted Number shall be reduced, but not below zero, by the number of such director candidates for which the Company shall have received, pursuant to Section 13(b) and prior to the Final Proxy Access Nomination Date, one or more valid notices that a shareholder (other than an Eligible Shareholder) intends to nominate director candidates for election to the Board of Directors; provided, further, that in no circumstance shall the Permitted Number exceed the number of directors to be elected at the applicable annual meeting as noticed by the Company; provided, further, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of shareholders and the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Company’s proxy materials pursuant to this Section 14 shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Company’s proxy materials. If the number of Shareholder Nominees submitted by Eligible Shareholders exceeds the Permitted Number, the Company will include in the proxy statement the highest ranking Shareholder Nominee from each Eligible Shareholder until the Permitted Number is reached, going in the order of the amount (largest to smallest) of shares of the Company’s common stock each Eligible Shareholder disclosed as owned in the written notice of the nomination submitted to the Company. If the Permitted Number is not reached, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached. If, after the Final Proxy Access Nomination Date, an Eligible Shareholder becomes ineligible or withdraws its nomination or a Shareholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of a definitive proxy statement, then the nomination shall be disregarded and no vote on such Shareholder Nominee will occur, notwithstanding that ballots or proxies in respect of such vote may have been received by the Company, and the Company (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Shareholder Nominee or any successor or replacement nominee proposed by the Eligible Shareholder or by any other Eligible Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Shareholder Nominee will not be included as a director nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(d)    An “Eligible Shareholder” means one or more shareholders of record who own and have owned, or are acting on behalf of one or more persons who own and have owned, three percent (3%) or more of the Company’s outstanding common stock continuously for at least three (3) years (the “Required Shares”) as of the date the written notice of the nomination is received by the Company, and who continues to own the Required Shares at all times thereafter through the date of the applicable annual meeting, and that complies with all applicable provisions of this Section 14; provided that (1) if and to the extent a shareholder of record is acting on behalf of one or more beneficial owners, only the common stock of the Company owned by any such beneficial owner or owners, and not any other common stock of the Company owned by any such shareholder of record, shall be counted, subject to the other provisions of this Section 14(d), for purposes of determining the number of shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings, and (2) the aggregate number of shareholders of record and all such beneficial owners whose stock ownership is counted for the purposes of satisfying the foregoing ownership requirement shall not exceed twenty (20). In determining whether a person is an Eligible Shareholder of the Company under this Section 14(d), the period of time during which a shareholder continuously owned three percent (3%) or more of the outstanding common stock in either of the predecessor entities to the Company, Westar Energy, Inc., a Kansas corporation, or Great Plains Energy Incorporated, a Missouri corporation, immediately prior to the effectiveness of the merger that resulted in the formation of the Company, shall be counted for purposes of determining whether a person held three percent (3%) or more of the Company’s outstanding common stock continuously for at least three (3) years. For purposes of calculating Required Shares, two or more collective investment funds that are (I) under common management and investment control, (II) under common management and funded primarily by the same employers, or (III) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 shall be treated as one shareholder or person for the purpose of determining the aggregate number of shareholders in this Section 14(d), provided that each fund so included otherwise meets the requirements for an Eligible Shareholder set forth in this Section 14(d). No shares may be attributed to more than one group constituting an Eligible Shareholder under this Section 14(d) (and, for the avoidance of doubt, no shareholder may be a member of more than one group constituting an Eligible Shareholder).
(e)    No later than the Final Proxy Access Nomination Date, an Eligible Shareholder must provide the following information in writing to the Secretary (in addition to the information required to be provided pursuant to Section 13(b)):
(1)    one or more written statements from the record holder of the Required Shares (and evidence from each intermediary through which the Required Shares are or have been held during the requisite three-year holding period in a form that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act, as may be amended) verifying that, as of a date within seven (7) calendar days prior to the date the written notice of the nomination is delivered to or mailed and received by the Company, the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder hereunder) owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the agreement of the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder hereunder) to provide the Company with the following information: (A) within five (5) business days after the record date for the annual meeting, written statements from the record holder and evidence from the intermediaries verifying the continuous ownership of the Required Shares by the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder hereunder) through the record date, together with any additional information reasonably requested by the Company to verify such person’s ownership of the Required Shares, provided that if and to the extent that a shareholder of record is acting on behalf of one or more beneficial owners, such written statements and additional information shall also be submitted by any such beneficial owner or owners, and (B) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares at any time prior to the date of the applicable annual meeting;
(2)    the written consent of each Shareholder Nominee to be named in the proxy statement as a nominee and to serving as a director if elected;
(3)    a copy of the Schedule 14N that has been filed with the SEC as required by the Exchange Act;
(4)    representations that the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder and each beneficial owner on whose behalf the Eligible Shareholder is acting hereunder) and its affiliates:

(i)	acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and do not presently have such intent;

(ii)
have not nominated or caused to be nominated, and will not nominate or cause to be nominated, for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 14;

(iii)
have not engaged and will not engage in, and have not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a director nominee of the Board of Directors;

(iv)	will not distribute or cause to be distributed to any shareholder of the Company any form of proxy for the annual meeting other than the form distributed by the Company;

(v)	intend to continue to own the Required Shares at all times through the date of the annual meeting;

(vi)
will provide facts, statements, and other information in all communications with the Company and its shareholders that are and will be true and correct and do not and will not omit to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules, and regulations in connection with any actions taken pursuant to this Section 14; and

(vii)
in the case of a nomination by a group of shareholders that together constitute an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and all matters related thereto, including, but not limited to, the withdrawal of the nomination.

(5)    a written undertaking pursuant to which the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder and each beneficial owner on whose behalf the Eligible Shareholder is acting hereunder) agrees to (i) assume all liability stemming from any legal or regulatory violation arising out of such person’s communications with the Company’s shareholders or out of the information that such person provided to the Company, (ii) indemnify and hold harmless the Company and its affiliates and each of its and their directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative, or investigative, against the Company or any of its affiliates, or any of its or their directors, officers, or employees arising out of any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Company or out of the nomination and/or other information that the Eligible Shareholder provides to the Company or out of any failure of the Eligible Shareholder to comply with, or any breach of, its obligations, agreements, or representations pursuant to these By-laws, (iii) file with the SEC all solicitation and other written communications that it provides to the Company’s shareholders relating to the annual meeting at which the Shareholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation materials or other communications under Regulation 14A of the Exchange Act, and (iv) comply with all laws, rules, regulations, and listing standards applicable to nominations or solicitations in connection with the annual meeting, and promptly provide the Company with such other information as the Company may reasonably request.
(f)    No later than the Final Proxy Access Nomination Date, a Shareholder Nominee must provide the following information in writing to the Secretary (in addition to the information required to be provided pursuant to Section 13(b)):
(1)    an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Company reasonably promptly upon written request of a shareholder), that such Shareholder Nominee consents to being named in the Company’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card with respect to the Company) as a nominee; and
(2)    such additional information as necessary to permit the Board of Directors to determine if such Shareholder Nominee: (A) is independent under the listing standards of the New York Stock Exchange, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors; (B) would, by serving on the Board of Directors, violate or cause the Company to be in violation of these By-laws, the Articles of Incorporation, the rules and listing standards of the New York Stock Exchange, or any applicable law, rule or regulation; and (C) is or has been subject to any event specified in Item 401(f) of Regulation S-K of the SEC.
(g)    For purposes of calculating the Required Shares, “ownership” shall be deemed to consist of and include only those outstanding shares of the Company’s common stock as to which a person possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (i) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (ii) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or (iii) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company’s common stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (B) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. “Ownership” shall include shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares, provided that this provision shall not alter the requirement that any notice provided under this Section 14 be provided by a shareholder of record. A person’s ownership of shares shall be deemed to continue during any period in which (x) the person has loaned such shares, provided that the person has the power to recall such loaned shares on three (3) business days’ notice; or (y) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. Whether outstanding shares of the Company’s common stock are “owned” for these purposes shall be determined by the Board of Directors or its designee, acting in good faith, which determination shall be conclusive and binding on the Company and its shareholders. For purposes of this Section 14, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.
(h)    The Eligible Shareholder may provide to the Secretary, at the time the information required by Section 13(b) is originally provided, a written statement for inclusion in the Company’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 14, the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is false or misleading, omits to state any fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or would violate any applicable law, rule, regulation or listing standard.
(i)    The Company shall not be required to include, pursuant to this Section 14, a Shareholder Nominee in its proxy statement, ballot, and form of proxy:
(1)    for any meeting for which the Secretary receives a notice that the Eligible Shareholder or any other shareholder has nominated one or more Shareholder Nominees for election to the Board of Directors pursuant to the requirements of Section 13(b) and does not expressly elect, prior to the Final Proxy Access Nomination Date, to have such Shareholder Nominee(s) included in the Company’s proxy materials pursuant to this Section 14;
(2)    if the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder and each beneficial owner on whose behalf the Eligible Shareholder is acting hereunder) who has nominated such Shareholder Nominee, or any of its affiliates, has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a director nominee nominated by the Board of Directors;
(3)    who does not qualify as an independent director of the Company under applicable laws, rules, or regulations, New York Stock Exchange listing standards, or any publicly-disclosed standards used by the Board of Directors in determining and disclosing independence of the Company’s directors, in each case, as determined by the Board of Directors or its designee;
(4)    whose service as a member of the Board of Directors would cause the Company to be in violation of these By-laws, the Articles of Incorporation, the rules and listing standards of the New York Stock Exchange, or any applicable state or federal law, rule or regulation;
(5)    who does not qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act;
(6)    who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(7)    who is or has been subject to any event specified in Item 401(f) of Regulation S-K;
(8)    who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;
(9)    if the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder and each beneficial owner on whose behalf the Eligible Shareholder is acting hereunder) or applicable Shareholder Nominee shall have provided information to the Company in respect to such nomination that was untrue or omitted to state a fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors;
(10)    who is a director or officer of any public utility company or other entity regulated by the Federal Energy Regulatory Commission or any state commission that has jurisdiction over the Company or one of its affiliates;
(11)    who is a director or officer of any bank, trust company, banking association or firm that is authorized by law to underwrite or participate in the marketing of securities of the Company or one of its affiliates;
(12)    who is a director or officer of any company supplying electrical equipment to the Company or one of its affiliates; or
(13)    if the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder and each beneficial owner on whose behalf the Eligible Shareholder is acting hereunder) or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder and each beneficial owner on whose behalf the Eligible Shareholder is acting hereunder) or Shareholder Nominee or fails to comply with its obligations pursuant to Section 13(b) or this Section 14.
(j)    Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the annual meeting may declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded and no vote on such Shareholder Nominee will occur, notwithstanding that ballots or proxies in respect of such vote may have been received by the Company, if (1) the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder and each beneficial owner on whose behalf the Eligible Shareholder is acting hereunder) becomes ineligible to nominate a director for inclusion in the Company’s proxy materials pursuant to this Section 14 or withdraws its nomination or a Shareholder Nominee becomes unwilling, unavailable, or ineligible to serve on the Board of Directors, whether before or after the Company’s issuance of the definitive proxy statement, (2) the Eligible Shareholder (including each shareholder whose ownership is aggregated to collectively constitute an Eligible Shareholder and each beneficial owner on whose behalf the Eligible Shareholder is acting hereunder) and/or applicable Shareholder Nominee(s) shall have breached its or their obligations, agreements or representations under Section 13(b) or this Section

14, as determined by the Board of Directors or the person presiding at the annual meeting, or (3) the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual meeting to present any nomination made pursuant to this Section 14. No shareholder of record or beneficial owner may have their ownership of shares aggregated with the ownership of other persons for purposes of collectively constituting an Eligible Shareholder under Section 14(d) more than once each meeting. If any shareholder of record or beneficial owner appears as a member of more than one group of Eligible Shareholders, such person shall be deemed to be a member of the group of Eligible Shareholders that has the largest ownership of shares as determined pursuant to this Section 14.
(k)    Any Shareholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of shareholders but either (1) withdraws from or becomes ineligible or unavailable for election at the annual meeting (other than by reason of such Shareholder Nominee’s disability or other health reason), or (2) receives votes in favor of his or her election representing less than twenty-five percent (25%) of the total votes cast with respect thereto, shall be ineligible to be a Shareholder Nominee pursuant to this Section 14 for the next two (2) annual meetings of shareholders following the annual meeting for which the Shareholder Nominee had been nominated for election.
(l)     Any Shareholder Nominee who is included in the Company’s proxy statement for a particular annual meeting of shareholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 14, Section 13, or any other applicable provision of these By-laws, the Articles of Incorporation, or other applicable law, rules, or regulations any time before such annual meeting of shareholders, shall not be eligible for election at such annual meeting of shareholders.
(m)    For the avoidance of doubt, the provisions of this Section 14 shall not apply to any special meeting of shareholders, and the Company shall not be required to include a director nominee of a shareholder or any other person in the Company’s proxy statement or any corresponding ballot or form of proxy (or other format through which the Company permits proxies to be submitted) distributed by the Company for any special meeting of shareholders. This Section 14 shall be the exclusive method for shareholders (including beneficial owners of stock) to include nominees for election as directors in the Company’s proxy materials.
ARTICLE III
Board of Directors
Section 1.    The property, business and affairs of the Company shall be managed and controlled by a Board of Directors which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-laws directed or required to be exercised or done by the shareholders.
Section 2.
(a)    The Board of Directors shall consist of not less than seven (7) nor more than seventeen (17) directors, the exact number to be set from time-to-time by a resolution adopted by the affirmative vote of the majority of the whole Board. Each director shall be elected at the annual meeting of the shareholders to serve until the next annual meeting of the shareholders and until his or her successor shall be elected and qualified. Subject to Section 20 of this Article III, the Board of Directors shall elect on an annual basis the Chairman of the Board. The independent directors of the Board of Directors shall elect on an annual basis an independent director as Lead Director. The powers and responsibilities of the Lead Director shall be established from time to time by the Board of Directors and shall be set forth in the Corporate Governance Guidelines of the Board of Directors. The Lead Director may call, and shall preside over, all meetings of the independent directors of the Company.
(b)    No person shall be eligible to be elected and to hold office as a director if such person is determined by a majority of the whole Board of Directors to have acted contrary to the Company’s best interest.
(c)    Any director may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board or to the Secretary. The resignation of any director shall take effect upon the acceptance of such resignation by the Board of Directors. A resignation that is conditioned upon the director failing to receive a specified vote for election as a director may provide that it is irrevocable.
Section 3.    In case of the death, resignation or removal of one or more of the directors of the Company, vacancies existing on the Board of Directors for any reason and newly created directorships resulting from any increase in the authorized number of directors, a majority of the remaining directors, though less than a quorum, may fill the vacancy or vacancies until the successor or successors are elected at a meeting of the shareholders.
Section 4.    The Board of Directors may hold its regular meetings either within or without the State of Missouri at such place as shall be specified in the notice of such meeting. The Chairman of the Board, or in his or her absence the Lead Director or other director appointed by the members of the Board of Directors, shall convene all meetings of the Board of Directors and shall act as chairman thereof.
Section 5.    Regular meetings of the Board of Directors shall be held as the Board of Directors shall from time to time determine. The Secretary or an Assistant Secretary shall give at least three (3) business days’ notice of the time and place of each such meeting to each director in the manner provided in Section 9 of this Article III. The notice need not specify the business to be transacted.
Section 6.    Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Lead Director, the Chief Executive Officer, the President or three (3) members of the Board of Directors and shall be held at such place as shall be specified in the notice of such meeting. Notice of such special meeting stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, or personally or by telephone, electronic transmission or similar means of communication on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 7.    A majority of the full Board of Directors as prescribed in these By-laws shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.
Section 8.    The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation for directors. Compensation for nonemployee directors may include both a stated annual retainer and a fixed fee for attendance at each regular or special meeting of the Board of Directors. Nonemployee members of special or standing committees of the Board of Directors may be allowed a fixed fee for attending committee meetings. Any director may serve the Company in any other capacity and receive compensation therefor. Each director may be reimbursed for his or her expenses, if any, in attending regular and special meetings of the Board of Directors and committee meetings.
Section 9.    Whenever under the provisions of the statutes or of the Articles of Incorporation or of these By-laws, notice is required to be given to any director, it shall not be construed to require personal notice, but such notice may be given by telephone, electronic transmission or similar means of communication addressed to such director at such address as appears on the books of the Company, or by mail by depositing the same in a post office or letter box in a postpaid, sealed wrapper addressed to such director at such address as appears on the books of the Company. Such notice shall be deemed to be given at the time when the same shall be thus telephoned, electronically transmitted or mailed.
Attendance of a director at any meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.
Section 10.    The Board of Directors may by resolution provide for an Executive Committee of said Board, which shall serve at the pleasure of the Board of Directors and, during the intervals between the meetings of said Board, shall possess and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Company, except with respect to any matters which, by resolution of the Board of Directors, may from time to time be reserved for action by said Board.
Section 11.    The Executive Committee, if established by the Board of Directors, shall consist of the Chairman of the Board and two or more additional directors, who shall be elected by the Board of Directors to serve at the pleasure of said Board until the first meeting of the Board of Directors following the next annual meeting of shareholders and until their successors shall have been elected. Vacancies in the Committee shall be filled by the Board of Directors.

Section 12.    Meetings of the Executive Committee shall be held whenever called by the Chairman or by a majority of the members of the committee, and shall be held at such time and place as shall be specified in the notice of such meeting. The Secretary or an Assistant Secretary shall give at least one day’s notice of the time, place and purpose of each such meeting to each committee member in the manner provided in Section 9 of this Article III, provided, that if the meeting is to be held outside of Kansas City, Missouri, at least three (3) calendar days’ notice thereof shall be given.
Section 13.    At all meetings of the Executive Committee, a majority of the committee members shall constitute a quorum and the unanimous act of all the members of the committee present at a meeting where a quorum is present shall be the act of the Executive Committee. All action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action.
Section 14.    In addition to the Executive Committee provided for by these By-laws, the Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more standing or special committees, each consisting of two or more directors. Each standing or special committee shall have and may exercise so far as may be permitted by law and to the extent provided in such resolution or resolutions or in these By-laws, the responsibilities of the business and affairs of the Company. The Board of Directors may, at its discretion, appoint qualified directors as alternate members of a standing or special committee to serve in the temporary absence or disability of any member of a committee. Except where the context requires otherwise, references in these By-laws to the Board of Directors shall be deemed to include the Executive Committee, a standing committee or a special committee of the Board of Directors duly authorized and empowered to act in the premises.
Section 15.    Each standing or special committee shall record and keep a record of all its acts and proceedings and report the same from time to time to the Board of Directors.
Section 16.    Regular meetings of any standing or special committee, of which no notice shall be necessary, shall be held at such times and in such places as shall be fixed by majority of the committee. Special meetings of a committee shall be held at the request of any member of the committee. Notice of each special meeting of a committee shall be given not later than one day prior to the date on which the special meeting is to be held. Notice of any special meeting need not be given to any member of a committee, if waived by him in writing or by electronic transmission before or after the meeting; and any meeting of a committee shall be a legal meeting without notice thereof having been given, if all the members of the committee shall be present.
Section 17.    A majority of any committee shall constitute a quorum for the transaction of business, and the act of a majority of those present, by telephone conference call (or similar communications equipment whereby all persons participating in the meeting can hear each other), at any meeting at which a quorum is present shall be the act of the committee. Members of any committee shall act only as a committee and the individual members shall have no power as such.
Section 18.    The members or alternates of any standing or special committee shall serve at the pleasure of the Board of Directors.

Section 19.    If all the directors severally or collectively shall consent in writing or by electronic transmission to any action which is required to be or may be taken by the directors, such consents shall have the same force and effect as a unanimous vote of the directors at a meeting duly held. The Secretary shall file such consents with the minutes of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 20.    Upon the adoption of these By-laws, the initial members of the Board of Directors, the Lead Director, the Chairman of the Board and the composition of the committees shall be as determined in accordance with Exhibit B to that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017 (as amended, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Westar Energy, Inc., a Kansas corporation, Great Plains Energy Incorporated, a Missouri corporation, King Energy, Inc., a Kansas corporation, and for limited purposes set forth therein, GP Star, Inc., a Kansas corporation. Without limiting the generality of the foregoing, the initial non-executive Chairman of the Board shall be appointed for a term of three (3) years until his or her successor shall be elected in accordance with these By-laws.
ARTICLE IV
Officers
Section 1.    The officers of the Company shall include a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers, all of whom shall be appointed by the Board of Directors. Any one person may hold two or more offices except that the offices of President and Secretary may not be held by the same person.
Section 2.    The officers of the Company shall be appointed by the Board of Directors.
Section 3.    The Board of Directors may from time to time appoint such other officers as it shall deem necessary or expedient, who shall hold their offices for such terms and shall exercise such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time determine.
Section 4.    Each officer of the Company shall hold such person’s office at the pleasure of the Board of Directors or for such other period as the Board may specify at the time of such person’s election or appointment, or until such person’s death, resignation or removal by the Board, whichever occurs first. Any officer appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the whole board. If the office of any officer becomes vacant for any reason, or if any new office shall be created, the vacancy may be filled by the Board of Directors.
Section 5.    The salaries of all officers of the Company shall be fixed by the Board of Directors or by such person or persons as delegated by the Board of Directors.
Section 6.    Upon the adoption of these By-laws, the initial officers of the Company shall include those specified in Exhibit C to the Merger Agreement.

ARTICLE V
Powers and Duties of Officers
Section 1.    The Board of Directors shall designate the Chief Executive Officer of the Company, who may be the Chairman of the Board and/or the President. The Chief Executive Officer shall have general and active management of and exercise general supervision of the business and affairs of the Company, subject, however, to the right of the Board of Directors, or the Executive Committee acting in its stead, to delegate any specific power to any other officer or officers of the Company, and the Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and the Executive Committee are carried into effect. During such times when neither the Board of Directors nor the Executive Committee is in session, the Chief Executive Officer of the Company shall have and exercise full corporate authority and power to manage the business and affairs of the Company (except for matters required by law, the By-laws or the Articles of Incorporation to be exercised by the shareholders or Board itself or as may otherwise be specified by orders or resolutions of the Board) and the Chief Executive Officer shall take such actions, including executing contracts or other documents, as he or she deems necessary or appropriate in the ordinary course of the business and affairs of the Company. The Vice Presidents and other authorized persons are authorized to take actions which are (i) routinely required in the conduct of the Company’s business or affairs, including execution of contracts and other documents incidental thereto, which are within their respective areas of assigned responsibility, and (ii) within the ordinary course of the Company’s business or affairs as may be delegated to them respectively by the Chief Executive Officer.
Section 2.    The President, if not designated Chief Executive Officer, shall perform such duties and exercise such powers as shall be assigned to him from time to time by the Board of Directors or the Chief Executive Officer.
Section 3.    The Vice Presidents shall perform such duties and exercise such powers as shall be assigned to them from time to time by the Board of Directors or the Chief Executive Officer.
Section 4.    The Secretary shall attend meetings of the shareholders, the Board of Directors and the Executive Committee, and shall keep the minutes of such meetings. He or she shall give, or cause to be given, notice of all meetings of the shareholders, the Board of Directors and the Executive Committee, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. He or she shall be the custodian of the seal of the Company and shall affix the same to any instrument requiring it and, when so affixed, shall attest it by his or her signature. He or she shall, in general, perform all duties incident to the office of secretary.
Section 5.    The Assistant Secretaries shall perform such of the duties and exercise such of the powers of the Secretary as shall be assigned to them from time to time by the Board of Directors or the Chief Executive Officer or the Secretary, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall from time to time prescribe.

Section 6.    The Treasurer shall have the custody of all moneys and securities of the Company. He or she is authorized to collect and receive all moneys due the Company and to receipt therefor, and to endorse in the name of the Company and on its behalf when necessary or proper all checks, drafts, vouchers or other instruments for the payment of money to the Company and to deposit the same to the credit of the Company in such depositaries as may be designated by the Board of Directors. He or she is authorized to pay interest on obligations and dividends on stocks of the Company when due and payable. He or she shall, when necessary or proper, disburse the funds of the Company, taking proper vouchers for such disbursements. He or she shall render to the Board of Directors and the Chief Executive Officer, whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Company. He or she shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. He or she shall, in general, perform all duties incident to the office of treasurer.
Section 7.    The Assistant Treasurers shall perform such of the duties and exercise such of the powers of the Treasurer as shall be assigned to them from time to time by the Board of Directors or the Chief Executive Officer or the Treasurer, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall from time to time prescribe.
Section 8.    In the case of absence or disability or refusal to act of any officer of the Company, the Chief Executive Officer may delegate the powers and duties of such officer to any other officer or other person unless otherwise ordered by the Board of Directors.
Section 9.    The President, the Chief Executive Officer, the Vice Presidents and any other person duly authorized by resolution of the Board of Directors shall severally have power to execute on behalf of the Company any deed, bond, indenture, certificate, note, contract or other instrument authorized or approved by the Board of Directors.
Section 10.    Unless otherwise ordered by the Board of Directors, the President, the Chief Executive Officer or any Vice President of the Company (a) shall have full power and authority to attend and to act and vote, in the name and on behalf of this Company, at any meeting of shareholders of any corporation in which this Company may hold stock, and at any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock, and (b) shall have full power and authority to execute, in the name and on behalf of this Company, proxies authorizing any suitable person or persons to act and to vote at any meeting of shareholders of any corporation in which this Company may hold stock, and at any such meeting the person or persons so designated shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock.
ARTICLE VI
Certificates of Stock
Section 1.    The Board of Directors shall provide for the issue, transfer and registration of the certificates representing the shares of capital stock of the Company in such form as may be prescribed by the Board of Directors in conformity with law, and shall appoint the necessary officers, transfer agents and registrars for that purpose; provided that some or all of the shares of capital stock may be uncertificated shares as determined by the Board of Directors.
Section 2.    Until otherwise ordered by the Board of Directors, stock certificates shall be signed by the President, the Chief Executive Officer or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and sealed with the seal of the Company. Such seal may be facsimile, engraved or printed. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any stock certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be issued by the Company with the same effect as if the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Company.
Section 3.    Transfers of stock shall be made on the books of the Company only by the person in whose name such stock is registered or by his or her attorney lawfully constituted in writing, and unless otherwise authorized by the Board of Directors only on surrender and cancellation of the certificate transferred. No stock certificate shall be issued to a transferee until the transfer has been made on the books of the Company.
Section 4.    The Company shall be entitled to treat the person in whose name any share of stock is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have notice thereof, except as otherwise expressly provided by the laws of Missouri.
Section 5.    In case of the loss or destruction of any certificate for shares of the Company, a new certificate may be issued in lieu thereof under such regulations and conditions as the Board of Directors may from time to time prescribe.
Section 6.
(a)    Notwithstanding anything to the contrary in this Article VI, unless the Articles of Incorporation or another provision in these By-laws provide otherwise, the Board of Directors may authorize the issue of some or all of the shares of any or all of its classes or series without certificates. The authorization does not affect shares already represented by certificates until such certificates are surrendered to the Company.
(b)    Every holder of uncertificated shares is entitled to receive a statement of holdings as evidence of share ownership.
(c)    After the issue or transfer of shares without certificates, the Company shall, if required by law or agreement, provide to such holders of the applicable uncertificated shares a statement that the Company will furnish each such shareholder information pertaining to classes of shares or different series within a class, the designations, relative rights, preferences and limitations applicable to each class and the variations in rights, preferences and limitations determined for each such series.

ARTICLE VII
Closing of Transfer Books
The Board of Directors shall have power to close the stock transfer books of the Company for a period not exceeding seventy (70) calendar days preceding the date of any meeting of shareholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of shares shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding seventy (70) calendar days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares, and in such case such shareholders and only such shareholders as shall be shareholders of record on the date of closing the transfer books or on the record date so fixed shall be entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after such date of closing of the transfer books or such record date fixed as aforesaid.
ARTICLE VIII
Inspection of Books
Section 1.    The Company shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of its proceedings of its shareholders and Board of Directors (and any committee having the authority of the Board) and the names and business or residence addresses of its officers. The Company shall keep at its registered office or principal place of business in the State of Missouri, or at the office of its transfer agent in the State of Missouri, if any, books and records in which shall be recorded the number of shares subscribed, the names of the owners of the shares, the numbers owned by them respectively, the amount of shares paid, and by whom, and the transfer of such shares with the date of transfer.
Section 2.    A shareholder may, upon written demand, inspect the records of the Company, pursuant to any statutory or other legal right, during the usual and customary hours of business and in such manner as will not unduly interfere with the regular conduct of the business of the Company. A shareholder may delegate such shareholder’s right of inspection to a certified or public accountant on the condition, to be enforced at the option of the Company, that the shareholder and accountant agree with the Company to furnish to the Company promptly a true and correct copy of each report with respect to such inspection made by such accountant. No shareholder shall use, permit to be used or acquiesce in the use by others of any information so obtained to the detriment competitively of the Company, nor shall he or she furnish or permit to be furnished any information so obtained to any competitor or prospective competitor of the Company. The Company as a condition precedent to any shareholder’s inspection of the records of the Company may require the shareholder to indemnify the Company, in such manner and for such amount as may be determined by the Board of Directors, against any loss or damage which may be suffered by it arising out of or resulting from any unauthorized disclosure made or permitted to be made by such shareholder of information obtained in the course of such inspection.
Section 3.    The Company shall not be liable for expenses incurred in connection with any inspection of its books.
ARTICLE IX
Corporate Seal
The corporate seal of the Company shall have inscribed thereon the name of the Company and the words “Corporate Seal - Missouri.”
ARTICLE X
Fiscal Year
Section 1.    The fiscal year of the Company shall be the calendar year.
Section 2.    As soon as practicable after the close of each fiscal year, the Board of Directors shall cause a report of the business and affairs of the Company to be made to the shareholders. Such report may take the form of the Company’s Annual Report on Form 10-K that is publicly filed with the SEC.
ARTICLE XI
Waiver of Notice
Whenever by statute or by the Articles of Incorporation or by these By-laws any notice whatever is required to be given, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
ARTICLE XII
Amendments
The Board of Directors may make, alter, amend, or repeal By-laws of the Company by a majority vote of the whole Board of Directors at any regular meeting of the Board or at any special meeting of the Board if notice thereof has been given in the notice of such special meeting. Nothing in this Article shall be construed to limit the power of the shareholders to make, alter, amend or repeal By-laws of the Company at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.